Exhibit 99.1

CNS Pharmaceuticals Expands Pipeline with In-License of Late Stage, Novel Potential Blood Brain Barrier Permeable Abeotaxane for Treatment of Brain Malignancies

Strategic in-license from Cortice Bioscience is highly synergistic with the ongoing potentially pivotal Berubicin program and demonstrates further commitment to changing the treatment paradigm in GBM

Drug candidate, TPI 287, awarded Orphan designation and studied in over 350 patients to date, including clinical trials as monotherapy and in combination with bevacizumab demonstrating encouraging clinical efficacy and safety profile at target therapeutic doses

Company plans to engage the U.S. FDA to seek guidance on advancing TPI 287 into a potential registration study for recurrent GBM

Leveraging the significant clinical infrastructure and deep relationships established with the Neuro-Oncology community to expedite development of TPI 287

Company launches new corporate brand and website to more closely align with its unwavering commitment to addressing the most aggressive type of brain cancer, GBM, with an average survival of only 14 to 16 months after diagnosis and no cure

Company to host live video webcast to discuss the transaction today, July 30th at 8:30 AM ET

HOUSTON, TX (July 30, 2024) – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("CNS" or the "Company"), a biopharmaceutical company specializing in the development of novel treatments for primary and metastatic cancers in the brain and central nervous system, today announced that it has entered into an exclusive license agreement with Cortice Biosciences, Inc. (“Cortice”). The Company will host a live webcast presentation to discuss the transaction on Tuesday, July 30, 2024 at 8:30 AM ET (details below). Additionally, CNS announced the launch of its new corporate branding and website, cnspharma.com.

Under the terms of the Agreement, CNS Pharmaceuticals has obtained an exclusive license and the intellectual property rights to TPI 287, a potentially blood brain barrier permeable microtubule inhibitor, currently in development for the treatment of GBM, in exchange for an upfront payment of 616,698 shares of the Company’s common stock, as well as the possibility of future success-dependent milestone payments of cash or the Company’s common stock to Cortice. CNS Pharmaceuticals intends to advance the development of TPI 287 for an oncology indication in the United States, Canada, Mexico, and Japan, which is the territory covered by the Agreement (the “Territory”). Such development efforts will include, but may not be limited to, the prosecution and maintenance of existing and new intellectual property; preclinical and clinical development of TPI 287 including research, manufacturing, laboratory and clinical testing, regulatory filing, and marketing of TPI 287 in the Territory.

John Climaco, CEO of CNS Pharmaceuticals, stated, "For years, our team has searched for another drug candidate with the same high level of human data-supported therapeutic potential in GBM as Berubicin. The in-licensing of TPI 287 is a transformational step forward and we are prepared for the next stage to execute our vision of CNS Pharmaceuticals being the leading biopharma company developing drugs for this devastating and currently inescapably fatal disease.”

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“Our vision is anchored by our confidence in and commitment to our trial of Berubicin in patients with recurrent GBM. The 252 patients enrolled in its potentially pivotal trial will provide significant data about overall survival compared with Lomustine, the outcome of which will be made public in the first half of next year. Our highly experienced team that created and is executing this trial – currently one of the largest GBM studies being conducted anywhere in the world - makes us uniquely positioned to meet the challenge presented by this disease. The clinical network we have established is unparalleled by any other company’s GBM development program, and as a consequence, the TPI 287 program will require only limited capital resources prior to the release of Berubicin topline data. This will allow us to drive TPI 287 into potential registration studies in the most cost-effective manner possible. After negotiations spanning several years and following extensive scientific and clinical due diligence, we believe the highly compelling safety and efficacy data demonstrated by TPI 287 in over 350 patients to date makes it both the ideal complementary asset to Berubicin and the perfect next step in our Company’s strategic plan. Our work on bringing TPI 287 to patients begins immediately,” added Mr. Climaco.

TPI 287 Key Highlights

•	TPI 287 is an abeotaxane and has the same mechanism of action as other taxanes, e.g. paclitaxel (Taxol®) and docetaxel, in which it stabilizes microtubules and inhibits cell division, causing apoptosis and cell death. While most taxanes are substrates for multi-drug resistant transporters, which maintain the blood brain barrier (BBB), similarly to Berubicin, TPI 287 has shown the potential to cross the BBB and treat CNS tumors.

•	TPI 287 has been well tolerated in over 350 patients to date, including in clinical trials as a monotherapy and in combination with bevacizumab for the treatment of recurrent neuroblastoma and medulloblastoma, as well as refractory prostate cancer and melanoma, and in tauopathy disease, which can result in dementia.

•	In a multicenter Phase 1 study evaluating TPI 287 in combination with bevacizumab in patients with recurrent GBM, results demonstrated an objective response rate of 60% and disease control rate of 96% in 23 subjects. Progression-free survival (PFS) of 5.5 months and overall survival (OS) of 13.4 months compare favorably to bevacizumab either as monotherapy or in combination with chemotherapy in similar patients yielding PFS of 2-4 months and OS of 6-9 months. The data from this study were recently published in a manuscript titled, “Phase 1 trial of TPI 287, a microtubule stabilizing agent, in combination with bevacizumab in adults with recurrent glioblastoma[1],” in Neuro-Oncology Advances.

•	CNS Pharmaceuticals plans to engage the U.S. FDA and obtain feedback on the design of a study focused on the registration of TPI 287 in recurrent GBM, with the goal of initiating the study in 2025.

Samuel A. Goldlust, MD, Medical Director of Neuro-Oncology at Saint Luke’s Cancer Institute, a former investigator in the Company’s global study of Berubicin, as well as the principal investigator of studies of TPI 287 in GBM added, “The data seen to date with TPI 287 have been highly encouraging. There remains a tremendous unmet need for the GBM patient population, which I believe will require the development of a variety of effective therapeutic approaches. With the promising data demonstrated with both Berubicin and the synergies that TPI 287 has shown, I am excited for the Company to further explore and unlock the potential of TPI 287.”

As previously announced in April 2024, the Company completed enrollment in its global potentially pivotal study evaluating Berubicin for the treatment of GBM. In December 2023 the Company announced the successful completion of its pre-planned interim futility analysis and received a recommendation from the independent Data Safety Monitoring Board (DSMB) to continue the study without modification. CNS Pharmaceuticals expects to report topline results from its potentially pivotal study of Berubicin in the first half of 2025.

1 Neuro-Oncology Advances, Volume 6, Issue 1, January-December 2024, vdae009, https://doi.org/10.1093/noajnl/vdae009

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“We also fully understand that the complexity and severity of GBM challenges scientists and clinicians to create novel treatment approaches for brain malignancies. As we have grown our expertise in the development of blood brain barrier permeable chemotherapeutics, we understand that multiple therapeutics may be required to effectively treat these diseases. Combinations of anthracyclines and taxanes that have shown activity for systemic disease may be more powerful as combination agents for the treatment of diseases metastatic to the brain. There is tremendous potential therapeutic synergy between Berubicin and TPI 287, and we are excited to expand our pipeline of drug candidates to offer patients with recurrent GBM an additional brain-penetrative chemotherapeutic option,” added, Sandra Silberman, MD, PhD, Chief Medical Officer of CNS. “Having successfully completed enrollment in our Berubicin study, we have gained extensive experience and expertise in conducting late-stage registrational studies for recurrent GBM. That experience will now inform our clinical strategy for TPI 287 as we engage with key investigators at our active clinical sites. Our investigator network, which took years to build, can now be repurposed to save valuable time and resources, allowing us to expeditiously move forward with a similar potentially registrational study of TPI 287 in 2025.”

Webcast Details

CNS Pharmaceuticals will host a live video webcast presentation with members of management and neuro-oncologist and Key Opinion Leader, Dr. Samuel Goldlust for investors, analysts, and other interested parties today, June 30, 2024 at 8:30 a.m. ET to discuss the transaction. Interested participants may register for the event here. The live webcast will be accessible on the Events page of the Investors section of the CNS website, cnspharma.com, and will be archived for 90 days.

About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals is a clinical-stage pharmaceutical company developing a pipeline of anti-cancer drug candidates for the treatment of primary and metastatic cancers of the brain and central nervous system. The Company's lead drug candidate, Berubicin, is a novel anthracycline and the first anthracycline to appear to cross the blood-brain barrier. Berubicin is currently in development for the treatment of a number of serious brain and CNS oncology indications including glioblastoma multiforme (GBM), an aggressive and incurable form of brain cancer.

For more information, please visit www.CNSPharma.com, and connect with the Company on X, Facebook, and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements include, without limitation, the Company’s ability to move forward with a potentially registrational study of TPI 287 in 2025, the Company's timing of release of final data from the Berubicin trial expected to occur in the first half of 2025, the ability to continue to fund the Berubicin trial to completion and release of final data, and the ability to obtain FDA marketing approval for Berubicin. These statements relate to future events, future expectations, plans and prospects. Although CNS believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. CNS has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including market and other conditions and those discussed under Item 1A. "Risk Factors" in CNS's most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this press release speak only as of its date. CNS undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

CNSP@jtcir.com

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